UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Kaleyra, Inc.

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October 21, 2022

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of Kaleyra, Inc. on November 22, 2022 at 8:00 a.m. Pacific Time. The meeting will be held virtually, at https://www.cstproxy.com/kaleyra/2022. The meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by presentations and a report on our operations.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. A copy of our Annual Report to Stockholders is also enclosed for your information.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will report on our operations and respond to questions from stockholders.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares. We look forward to seeing you at the annual meeting.

Sincerely yours,

/s/ Dario Calogero

DARIO CALOGERO

President and

Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 22, 2022

The 2022 annual meeting of stockholders of Kaleyra, Inc., a Delaware corporation, will be held on November 22, at 8:00 a.m. Pacific Time, virtually at https://www.cstproxy.com/kaleyra/2022, for the following purposes:

1. To elect two Class III directors to hold office until the 2025 annual meeting and until their respective successors are elected and qualified.

2. To vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement).

3. To ratify the appointment of EY S.p.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our board of directors recommends a vote FOR Items 1, 2, and 3. Stockholders of record at the close of business on October 7, 2022 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 85 Broad Street, New York, NY 10004.

By order of the Board of Directors,

/s/ Dr. Avi S. Katz

Dr. Avi S. Katz

Chairman of the Board and Secretary

October 21, 2022

IMPORTANT: Please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 22, 2022: Our Proxy Statement is enclosed. Financial and other information concerning Kaleyra, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2021. A complete set of proxy materials relating to our annual meeting, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, is available on the Internet and may be viewed at https://www.cstproxy.com/kaleyra/2022.

2022 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in our Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

● Time and date:	8:00 a.m., Pacific Time, November 22, 2022

● Place:	Virtually, at: https://www.cstproxy.com/kaleyra/2022

● Record date:	October 7, 2022

● How to vote:	In general, you may vote by the Internet or mail. See “Voting Instructions” on page 4 for more detail regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

Voting Matters

	Board Voting Recommendations	Page Reference (for more detail)
Election of directors	FOR EACH DIRECTOR NOMINEE	5
Advisory vote on the compensation of our named executive officers	FOR	15
Ratification of EY S.p.A. as our independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	16

Board Nominees

					Committee Members
Name	Age	Director Since	Occupation	Independent	AC	CC	NGC
Dario Calogero	60	November 2019	Chief Executive Officer

Dr. Avi S. Katz (C)	64	October 2017	Businessman and Entrepreneur	X			X

AC	Audit Committee
C	Chair
CC	Compensation Committee
NGC	Nominating and Governance Committee

Fiscal Year 2021 Business Performance and Executive Pay Highlights

•	Revenue. Total revenue for the full year 2021 was $267.7 million, an 82% increase when compared to 2020 revenue of $147.4 million.

•	Gross Profit. Gross profit for the full year 2021 was $57.5 million, a 135% increase when compared to 2020 gross profit of $24.4 million.

•	Net Loss. Net loss for the full year 2021 was $(34.0) million, compared to 2020 net loss of $(26.8) million.

•

Liquidity. As of December 31, 2021, cash and cash equivalents were $90.0 million. Cash used in operating activities was $11.9 million during the full year 2021, compared with cash used in operating activities of $12.3 million during the full year 2020.

•	Liabilities. Total liabilities increased by $205.1 million, up 163% as compared to December 31, 2020.

Named Executives	Year	Base Salary ($)	Bonus ($)	RSUs Awards ($)	All Other Compensation ($)	Total ($)
Dario Calogero President and Chief Executive Officer	2021	$472,956	$497,472	$3,025,062	$467,350	$4,462,840

Giacomo Dall’Aglio EVP and Chief Financial Officer	2021	297,799	500,000	2,004,570	165,000	2,967,369

Mauro Carobene Chief Business Officer	2021	66,748	—	1,356,397	22,810	1,445,955

KALEYRA, INC.

85 BROAD STREET NEW YORK, NY 10004

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 22, 2022

The Board of Directors of Kaleyra, Inc. is soliciting your proxy for the 2022 Annual Meeting of Stockholders to be held on November 22, 2022, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and related materials are first being made available to stockholders on or about October 21, 2022. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “Kaleyra” are to Kaleyra, Inc., and references to the “annual meeting” are to the 2022 Annual Meeting of Stockholders. When we refer to Kaleyra’s fiscal year, we mean the annual period ending on December 31. This Proxy Statement covers our 2021 fiscal year, which was from January 1, 2021 through December 31, 2021 (“fiscal year 2021”).

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on October 7, 2022 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, 45,031,553 shares of common stock were outstanding and entitled to vote.

Quorum

A majority of the shares of common stock outstanding as of the record date, or 45,031,553 shares of common stock, must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. The 2,798,058 issued shares of common stock held by Kaleyra as Treasury Shares (which are not considered as outstanding), as a matter of Delaware law, do not count for purposes of determining whether a quorum is present at the meeting and are not entitled to be voted. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals.

Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees and one vote on each other matter. For the election of directors, the two director nominees who receive the highest number of “For” votes will be elected as Class III directors. You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. With respect to each of the other proposals, approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote.

Effect of Abstentions and Broker Non-Votes.

Shares not present at the meeting and shares voted “Withhold” will have no effect on the election of directors. For each of the other proposals, abstentions will have the same effect as an “against” vote. If you are a beneficial owner and hold your shares in “street name” in an account at a bank or brokerage firm, it is critical that you cast your vote if you want it to count in the election of directors and the executive compensation advisory proposal. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include the election of directors and the executive compensation advisory proposal. Banks and brokers may not vote on these proposals if you do not provide specific voting instructions. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record: You may vote by proxy or over the Internet. Please follow the instructions provided in the Notice, or, if you requested printed copies of the proxy materials, on the proxy card you received, then sign and return it in the prepaid envelope. You may also vote in person at the annual meeting.

Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on November 21, 2022. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the annual meeting in person.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet as more fully detailed in your Notice or proxy card, or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a legal proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors, two Class II directors and two Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The term of the Class III directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class III directors of the Board of Directors at the meeting. The Board of Director’s nominees for election by the stockholders to those two positions are the current Class III members of the Board of Directors, Dario Calogero and Avi S. Katz. If elected, each nominee will serve as a director until our annual meeting of stockholders in 2025 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than two persons.

The two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. A “Withhold” vote will have no effect on the vote.

The Board of Directors recommends that you vote “FOR” the nominees named above.

The names of our current directors, including the nominees for Class III directors to be elected at this meeting, and certain information about them as of October 21, 2022 is set forth below.

Name	Principal Occupation	Age	Director Since
Class I Directors Whose Terms Expire at the 2023 Annual Meeting of Stockholders:

Dr. Emilio Hirsch	Entrepreneur and University Professor	57	2020

John J. Mikulsky	Businessman and Engineer	77	2017

Class II Directors Whose Terms Expire at the 2024 Annual Meeting of Stockholders:

Matteo Lodrini	Financial Executive	55	2019

Neil Miotto	Financial Consultant	76	2017

Class III Directors Nominated for Election at the 2022 Annual Meeting of Stockholders:

Dario Calogero	Chief Executive Officer	60	2019

Dr. Avi S. Katz	Businessman and Entrepreneur	64	2017

Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships

Dario Calogero has served as the Chief Executive Officer of Kaleyra S.p.A and a member of Kaleyra S.p.A.’s board of directors since the company was founded in 1999. He became a director and Chief Executive Officer of Kaleyra upon the closing of the acquisition of Kaleyra S.p.A. by GigCapital, Inc. (the “Business Combination”). As a serial entrepreneur, he bootstrapped Kaleyra from its inception, quickly positioning the company in the mobile banking space, and leading Kaleyra as it expanded its product offerings and completed several acquisitions. Prior to founding Kaleyra, Mr. Calogero held executive positions with Oracle, Fiat Chrysler Automobiles and management consulting companies including PricewaterhouseCoopers. Mr. Calogero holds a master’s degree in economics from Bocconi University in Milan. Kaleyra believes that Mr. Calogero is qualified to serve on the Board based on his historic knowledge of Kaleyra and his leadership and managerial experience.

Dr. Emilio Hirsch joined the Board as an independent director on February 10, 2020. Dr. Hirsch has been since 2005 a Full Professor of Experimental Biology at the Medical School of the University of Torino, Italy. Dr. Hirsch is an affiliate and director of Esse Effe, which is one of Kaleyra’s largest stockholders. Dr. Hirsch oversees Esse Effe’s holdings, particularly its real estate holdings. Dr. Hirsch is also an entrepreneur and the author of over two hundred and fifty scientific publications. He graduated from the University of Torino in 1988, and also received his Ph.D. from the University of Torino in 1994. Since 2022, he is director of the research institute Molecular Biotechnology Center, University of Torino, Italy. He founded Kitherbiotech in 2011 and has served as a member of its board of directors since 2019. Kaleyra believes that Dr. Hirsch is qualified to serve on the Board based upon his entrepreneurial background, oversight of Esse Effe and his long historic knowledge of Kaleyra, which includes his attendance at the board meetings of Kaleyra S.p.A., Kaleyra’s wholly owned operating subsidiary, for the last seven years.

Dr. Avi S. Katz served as our Founder, Executive Chairman of the Board, Chief Executive Officer, President and Secretary since October 2017 and upon the closing of the Business Combination, Dr. Katz transitioned to be the Chairman of our Board. Dr. Katz has spent nearly 35 years in international executive positions within the technology, media and telecommunications (TMT) industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large-scale fund raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In addition to the Company, Dr. Katz has held leadership positions, including founder, executive chairman, director and secretary in several SPAC companies, including GigCapital2, Inc. (“GIG2”), where he was also the Chief Executive Officer from inception until August 2019 and which completed its initial public offering in June 2019 and later a business combination in June 2021 with UpHealth Holdings, Inc. and Cloudbreak Health, LLC to form UpHealth, Inc. (NYSE: UPH), where he remains as the Co-Chairman of the Board of Directors; GigCapital3, Inc. (“GIG3”), where he was also the Chief Executive Officer from inception until May 2021 and which completed its initial public offering in May 2020 and later a business combination in May 2021 with Lightning Systems, Inc. to form Lightning eMotors, Inc. (NYSE: ZEV), where he continued to serve as Co-Chairman of the Board of Directors until October 2021; GigCapital4, Inc. (“GIG4”), which completed its initial public offering in February 2021 and later a business combination in December 2021 with BigBear.ai Holdings, LLC to form BigBear.ai Holdings, Inc. (NYSE: BBAI), where he continues to serve as a member of the board of directors; GigInternational1, Inc., which completed its initial public offering in May 2021, and GigCapital5, Inc. (“GIG5”), which completed its initial public offering in September 2021. Dr. Katz has also served as the executive chairman of the board of directors of GigCapital6, Inc. (“GIG6”) since January 2021. Dr. Katz is also the co-founder of Cognizer, Inc., a software company specializing in deep-learning powered natural language artificial intelligence, and was the Executive Chairman of Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to GigCapital, Inc., GIG2, GIG3, GIG4, GIG5, GIG6 and GigInternational1, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. Dr. Katz served as Chairman of the Board, Chief Executive Officer and President of GigOptix/GigPeak. From its inception in 2007 until its sale in April 2017 to Integrated Device Technology, Inc. (“IDT”) (Nasdaq:IDTI) for $250 million in cash, GigPeak provided semiconductor integrated circuits (ICs) and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the Chief Executive Officer, President, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks (SAN). From 2000 to 2003, Dr. Katz was the Chief Executive Officer and a member of the board of directors of Equator Technologies, which at the time sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Dr. Katz has held several leadership positions over the span of his career within the technology industry and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Navy ASW class, and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). Dr. Katz is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Kaleyra believes

Dr. Katz is qualified to serve on the Board based on his leadership, industry, investing and managerial (as a chief executive officer and director of publicly-listed companies) experience.

Matteo Lodrini joined Kaleyra S.p.A.’s board of directors in 2017 and became a director of Kaleyra upon the closing of the Business Combination. Since 2007, Mr. Lodrini has served as the Chief Financial Officer of De Nora Group, a high-growth, global water treatment sector company. He is responsible for all financial operations including leading the company’s acquisition strategy. Mr. Lodrini is a finance executive with significant experience in all phases of cross border corporate transactions, global business development, corporate finance and capital markets, and has an in-depth knowledge of financial operations and controls and internal audit processes. Mr. Lodrini holds a master’s degree in Economics from Brescia University and a master in Corporate Finance from SDA Bocconi in Milan. The Company believes that Mr. Lodrini is qualified to serve on the Board based on his financial and managerial experience.

John J. Mikulsky joined the Board as an independent director in December of 2017. He joined the board of directors of GIG2 and the board of directors of Cognizer, Inc. in March 2019, serving on the board of GIG2 until June 2021 and Cognizer until August 2020. Mr. Mikulsky also served on the board of directors of GIG3 from February 2020 until May 2021. Mr. Mikulsky served as the Chief Executive Officer of Traycer Diagnostic Systems, Inc. from August 2016 to December 2017, and as a director, from October 2014 to December 2017. He previously served as President and Chief Executive Officer of Endwave Corporation (Nasdaq: ENWV) from December 2009 until June 2011, when Endwave Corporation was acquired by GigPeak; subsequent to such acquisition, he served on the board of directors of GigPeak from June 2011 until its sale to IDT in April 2017. From May 1996 until November 2009, Mr. Mikulsky served Endwave in a multitude of capacities including Vice President of Product Development, Vice President of Marketing and Business Development and Chief Operating Officer. Prior to Endwave, Mr. Mikulsky worked as a Technology Manager for Balazs Analytical Laboratory, from 1993 until 1996, a provider of analytical services to the semiconductor and disk drive industries. Prior to 1993, Mr. Mikulsky worked at Raychem Corporation, most recently as a Division Manager for its Electronic Systems Division. Mr. Mikulsky holds a B.S. in electrical engineering from Marquette University, an M.S. in electrical engineering from Stanford University and an S.M. in Management from the Sloan School at the Massachusetts Institute of Technology. Kaleyra believes that Mr. Mikulsky is qualified to serve on the Board based upon his industry and managerial experience, and his experience serving on public company boards.

Neil Miotto joined the Board in October 2017. Mr. Miotto also serves as a director of GIG2 (now UpHealth, Inc.) since March 2019, and was a member of the board of directors of GIG3 (and subsequent to its business combination, Lightning eMotors, Inc.) from February 2020 until October 2021, the board of directors of Cognizer, Inc. from March 2019 until August 2020, the board of directors of GIG4 until December 2021 and the board of directors of GIG5 until December 2021. In addition, Mr. Miotto served on the board of directors of Micrel, Inc. prior to its sale to Microchip Technology Inc. in May 2015, and on the board of directors of GigPeak from 2008 until its sale to IDT in April 2017. Mr. Miotto is a financial consultant and a retired assurance partner of KPMG LLP, where he was a partner for twenty-seven years until his retirement in September 2006. Since his retirement from KPMG LLP, Mr. Miotto has provided high-level financial consulting services to companies in need of timely accounting assistance and in serving on public company boards. He is deemed to be an “audit committee financial expert” under SEC rules. Mr. Miotto also served as an SEC reviewing partner while at KPMG LLP. He is a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Business Administration degree from Baruch College, of The City University of New York. Kaleyra believes that Mr. Miotto is qualified to serve on the Board based on his financial and managerial experience, and his experience serving on public company boards

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, other than Mr. Calogero, each of the current members of the Board is an “independent director” for purposes of the listing standards of the New York Stock Exchange

(“NYSE”) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, as the term relates to membership on the board of directors and the various committees of the board of directors, and which is defined generally as a person other than an executive officer or employee of Kaleyra or its subsidiaries or any other individual having a relationship, which, in the opinion of our Board of Directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interests of Kaleyra and our stockholders. The Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other executive officers;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. The Board held meetings with only its independent directors in 2021 (each meeting, an “Executive Session”). Board members have access to all of our employees outside of Board meetings, and the Board encourages each director to visit each Kaleyra site on a regular basis and meet with local management at each site, but it did not happen in 2021 because of the pandemic.

Board Leadership Structure. The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman of the Board and its leadership structure, from time to time, based on the criteria that it deems in the best interests of Kaleyra and its stockholders. However, the Board does maintain a separate Executive Chairman of the Board who is not the Chief Executive Officer of Kaleyra. The duties of the Executive Chairman of the Board include:

•	presiding over all meetings of the Board;

•	preparing the agenda for Board meetings in consultation with the CEO and other members of the Board;

•	working with the Chairman of the Nominating and Corporate Governance Committee to manage the Board’s process for annual director self-assessment and evaluation of the Board and of the CEO; and

•	presiding over all meetings of stockholders.

The Board’s Role in Risk Oversight at Kaleyra

One of the Board’s functions is oversight of risk management at Kaleyra. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees.

Defining Risk. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of Kaleyra to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of Kaleyra to control the risk and the potential adverse impacts. Examples of the types of risks faced by Kaleyra include:

•	macro-economic risks, such as inflation, reductions in economic growth, or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;

•	“event” risks, such as natural disasters; and

•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance, and corporate governance.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact; in other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Kaleyra engages in numerous activities seeking to align its voluntary risk-taking with company strategy, and understands that its projects and processes may enhance Kaleyra’s business interests by encouraging innovation and appropriate levels of risk-taking.

Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the programs discussed below and their risk to company strategy. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that Kaleyra faces and how Kaleyra is seeking to control risk if and when appropriate. In some cases, as with risks of new technology and risks related to product acceptance, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting and significant pending and threatened litigation, and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control, and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of Kaleyra. The full Board also receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion.

Risk Assessment in Compensation Programs. We have assessed Kaleyra’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Kaleyra. Kaleyra management assessed Kaleyra’s executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Kaleyra’s existing compensation policies and philosophies support the use of base salary, annual cash incentive bonus, annual equity-based compensation and long-term equity-based incentive compensation. In addition, as discussed further below there can be special achievement bonuses.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to Kaleyra as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of Kaleyra; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Executive Sessions

The independent directors meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Meetings of the Board of Directors and Committees

The Board of Directors held ten meetings during the fiscal year ended December 31, 2021. In addition to these ten meetings, the Board of Directors acted via unanimous written consent in lieu of meeting on two occasions. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the board on which such director served during that period.

The following table sets forth the standing committees of the Board of Directors and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Dario Calogero
Dr. Emilio Hirsch			X
Dr. Avi S. Katz (C)			X
Matteo Lodrini	X	X	X
John J. Mikulsky	X	Chair	Chair
Neil Miotto	Chair	X
Number of meetings during fiscal year 2021:	6	7	5

Audit Committee

We have established an Audit Committee of the Board. Messrs. Miotto, Mikulsky, and Lodrini serve as members of our Audit Committee. Mr. Miotto serves as chairman of the Audit Committee. Under the NYSE listing standards and applicable SEC rules, we are required to have three members of the Audit Committee all of whom must be independent. Messrs. Miotto, Mikulsky, and Lodrini are independent.

Each member of the Audit Committee is financially literate and our Board has determined that Mr. Miotto qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an Audit Committee charter, which details the purpose and principal functions of the Audit Committee, including:

•

assisting the Board in the oversight of (1) the accounting and financial reporting processes of Kaleyra and the audits of the financial statements of Kaleyra, (2) the preparation and integrity of the financial statements of Kaleyra, (3) the compliance by Kaleyra with financial statement and regulatory requirements, (4) the performance of Kaleyra’s internal finance and accounting personnel and its independent registered public accounting firms, and (5) the qualifications and independence of Kaleyra’s independent registered public accounting firms;

•

reviewing with Kaleyra’s internal audit group, as well as the independent registered public accounting firm, the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•

reviewing and discussing with management and internal auditors Kaleyra’s system of internal control and discussing with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

reviewing and discussing with management, internal auditors and independent registered public accounting firm Kaleyra’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing 1) all critical accounting policies and practices to be used in the firm’s audit of Kaleyra’s financial statements, 2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and 3) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•	reviewing and approving the internal audit charter and the internal audit plan and engagements work program;

•

advising the Board regarding the chief internal audit executive and provide input to Company management regarding the performance of, and approve the compensation for, the chief internal audit executive;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of Kaleyra prior to the filing of Kaleyra’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discussing with management and independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving Kaleyra and other contingent liabilities;

•

meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviewing and approving all transactions between Kaleyra and related parties or affiliates of the officers of Kaleyra requiring disclosure under Item 404 of Regulation S-K prior to Kaleyra entering into such transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by Kaleyra regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with Kaleyra’s management, independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Kaleyra’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

Compensation Committee

We have established a Compensation Committee of the Board. Messrs. Mikulsky, Miotto, and Lodrini serve as members of our Compensation Committee. Mr. Mikulsky serves as chairman of the Compensation Committee. We have adopted a Compensation Committee charter, which details the purpose and responsibility of the Compensation Committee, including:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer);

•

reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and set Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the company philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the Board the adoption of or changes to the compensation of Kaleyra’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and provide an appropriate report to the Board;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options, restricted stock units (RSUs) and other equity-based plans, and, except as otherwise delegated by the Board of Directors, acting on as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Kaleyra’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to Kaleyra’s personnel appointments and practices;

•	assisting management in complying with Kaleyra’s proxy statement and annual report disclosure requirements;

•	issuing an annual report of the Compensation Committee on Executive Compensation for Kaleyra’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Committee’s performance and the committee’s charter and recommending to the Board of Directors any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharge all further responsibilities imposed upon the Committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

We have established a Nominating and Corporate Governance Committee of the Board. Messrs. Hirsch, Katz, Lodrini and Mikulsky serve as members of our Nominating and Corporate Governance Committee. Mr. Mikulsky serves as chairman of the Nominating and Corporate Governance Committee. We have adopted a Nominating and Corporate Governance Committee charter, which details the purpose and responsibilities of the Nominating and Corporate Governance Committee, including:

•	developing and recommending to the Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the Board and election by the stockholders at the next annual meeting.

The charter also provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares did not have the right to recommend director candidates for nomination to our Board.

Director Nominations

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of Kaleyra (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Kaleyra; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Kaleyra. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described herein.

Communications with Directors

Stockholders may communicate with Kaleyra’s Board of Directors through Kaleyra’s Secretary by sending an e-mail to investors@kaleyra.com, or by writing to the following address: Board of Directors, c/o Secretary, Kaleyra, Inc., Via Mario D ‘Aviano, 2, 20131 Milan, Italy. Kaleyra’s Secretary will forward all correspondence to the Board of Directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Kaleyra’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Kaleyra for review and possible response.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

We have adopted a Code of Ethics applicable to our management team and employees in accordance with applicable federal securities laws. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us, or may accessed on our company website at https://investors.kaleyra.com/. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Our Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each charter is available on our website at https://investors.kaleyra.com/corporate-governance/governance-documents.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available on our website at https://investors.kaleyra.com/corporate-governance/governance-documents. A printed copy of the guidelines may also be obtained by any stockholder upon request.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or have been an officer or employee of Kaleyra. During fiscal December 31, 2021, no member of the Compensation Committee had any relationship with Kaleyra requiring disclosure under Item 404 of Regulation S-K. During the fiscal year ended December 31, 2021, none of Kaleyra’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on Kaleyra’s Compensation Committee or Board of Directors.

PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE

TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers, commonly referred to as a “Say-on-Pay” vote. Because the vote is advisory, it is not binding on Kaleyra, our Board of Directors or our Compensation Committee in any way. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. As determined by the Board of Directors and subsequently approved by the stockholders by a non-binding advisory vote at last years’ annual stockholder meeting, the “Say-on-Pay” vote will be held annually at the annual meeting of stockholders and we expect that the next “Say-on-Pay” vote will be held at our 2023 annual meeting of stockholders.

As described in the Executive Compensation section included elsewhere in this Proxy Statement, we seek to closely align the interests of our executive officers with the interests of our stockholders and to offer compensation that will enable us to attract and retain superior executive talent. Please read the Executive Compensation section of this Proxy Statement for a more detailed discussion about our compensation philosophy and our executive compensation programs.

The advisory vote on executive compensation solicited by this proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, which is disclosed elsewhere in this Proxy Statement. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions.

Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Proposal No. 2:

“RESOLVED, that the stockholders of Kaleyra, Inc. approve, on an advisory basis, the compensation of Kaleyra’s named executive officers for the fiscal year ended December 31, 2021, as disclosed in Kaleyra’s definitive Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation section, the compensation tables and the related narrative discussion.”

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for approval of this resolution. Abstentions will have the same effect as a vote against the resolution. Because broker non-votes are not counted as votes for or against this resolution, they will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” approval of the foregoing resolution.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected EY S.p.A. (“EY”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of Kaleyra for the fiscal year ending 2022. Although stockholder ratification of the Audit Committee’s selection of our independent registered public accounting firm is not required by our Second Amended and Restated Bylaws or otherwise, we are submitting the selection of EY for stockholder ratification as a matter of good corporate governance and so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm for Kaleyra. Even if the appointment is ratified, our Board may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Kaleyra and its stockholders.

For this annual meeting of stockholders, a representative of EY is expected to be present, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Change of Auditors in September 2021

As previously reported on Kaleyra’s Current Reports on Form 8-K, filed with the SEC on September 17, 2021, the Board dismissed BPM LLP (“BPM”) as Kaleyra’s independent registered public accounting firm effective as of the filing of the Company’s Quarterly Report on Form 10-Q for the period ending on September 30, 2021 with the Securities and Exchange Commission. BPM had acted in such capacity since its appointment in fiscal year 2019.

The reports of BPM on Kaleyra’s consolidated financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of Kaleyra’s consolidated financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, and in the subsequent interim period through September 17, 2021, there were no disagreements with BPM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to BPM’s satisfaction, would have caused BPM to make reference to the matter in its report. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K other than:

For the year ended December 31, 2019, the Company reported material weaknesses in its internal control over financial reporting related to (1) lack of review and approval process over journal entries and (2) lack of timeliness, quality and existence of account reconciliations and review controls. Following the remediation of the material weaknesses, the Company’s management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2020 and December 31, 2021.

During the fiscal years ended December 31, 2020 and 2019, and the subsequent interim period from January 1, 2021, through the date of EY’s engagement, neither Kaleyra nor anyone acting on its behalf has consulted with EY regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to Kaleyra’s consolidated financial statements, and neither a written report or oral advice was provided to Kaleyra that EY concluded was an important factor considered by Kaleyra in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to Kaleyra for the fiscal year ended 2021 by EY and BPM and fiscal year ended 2020 by BPM (in thousands):

	Fiscal Year Ended December 31, 2021	Fiscal Year Ended December 31, 2020
Audit fees (1)	$1,525	$938
Audit-related fees (2)	610	68
Tax fees (3)	25	41
All other fees (4)	—	—

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of Kaleyra’s year-end consolidated financial statements, reviews of the quarterly condensed consolidated financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees”. These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards, including permitted due diligence services related to a potential business combination or acquisition.

(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(4)	All Other Fees. All other fees consist of fees billed for all other services.

The Audit Committee has determined that all services performed by EY are compatible with maintaining the independence of EY and all services performed by BPM are compatible with maintaining the independence of BPM. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm and all such non-audit services for 2021 and 2020 were pre-approved. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services provided that the chair reports any decisions to the Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal. If the stockholders do not approve the ratification of EY as our independent registered public accounting firm, the Audit Committee will reconsider its selection.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of three directors, each of whom, in the judgment of the board of directors, is an “independent director” as defined in the listing standards of the NYSE. The Audit Committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on Kaleyra’s website at https://investors.kaleyra.com/corporate-governance/governance-documents.

The Audit Committee oversees Kaleyra’s financial reporting process on behalf of the board of directors. The Audit Committee is responsible for retaining Kaleyra’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including internal controls, and procedures designed to insure compliance with applicable laws and regulations. Kaleyra’s independent registered public accounting firm, EY S.p.A., is responsible for expressing an opinion as to the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed with management Kaleyra’s audited consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of Kaleyra’s internal controls and the overall quality of Kaleyra’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Kaleyra’s Board of Directors (and the Board has approved) that Kaleyra’s audited consolidated financial statements be included in Kaleyra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

AUDIT COMMITTEE

Neil Miotto, Chair

John J. Mikulsky

Matteo Lodrini

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of Kaleyra under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Kaleyra specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

Kaleyra has developed an executive compensation program that is consistent with Kaleyra’s existing compensation policies and philosophies, which are designed to align compensation with its business objectives and the creation of stockholder value, while enabling Kaleyra to attract, motivate and retain individuals who contribute to its long-term success. Decisions on the executive compensation program are made by the Compensation Committee of the Board and as necessary, approved by the entire Board.

Decisions regarding executive compensation reflect a belief that our executive compensation program must be competitive in order to attract and retain highly competent executive officers as well as include a significant element of “pay for performance”. The Compensation Committee seeks to implement these compensation policies and philosophies by linking a significant portion of Kaleyra’s executive officers’ cash compensation to the achievement of annual performance objectives and by providing a portion of their compensation as both annual and long-term incentive compensation in the form of equity awards. Further, the Compensation Committee seeks to tie our executive compensation levels to the compensation practices of our peer companies and the shareholder returns achieved by those peer companies by setting our relative executive compensation percentile levels comparable to the relative shareholder return percentile level achieved by Kaleyra as compared to its peer companies.

Compensation for Kaleyra’s executive officers has three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Employment Agreements

On March 13, 2020, Kaleyra entered into an employment agreement with its Chief Executive Officer, Mr. Dario Calogero (the “Calogero Employment Agreement”). The Calogero Employment Agreement is for a three-year period commencing on November 26, 2019, which automatically renews for additional three year periods unless either party gives notice of non-renewal to the other at least 90 days prior to the end of the then-current term. The Calogero Employment Agreement provides that Mr. Calogero will receive a base salary at an annual rate of $450,000, subject to increase from time to time as determined by the Board or its Compensation Committee, and a relocation allowance until such time as Mr. Calogero permanently relocates back to Italy of $400,000 per year, as well as that he shall be eligible to receive an annual bonus of 100% of his base salary based upon financial and operational objectives achievable within an applicable fiscal year and long-term equity-based awards. However, the base salary for Mr. Calogero as stated in the Calogero Employment Agreement is established based on the scope of his responsibilities, taking into account market compensation paid by comparable companies for equivalent positions.

Prior to June 2021, Kaleyra’s EVP and Chief Financial Officer, Mr. Giacomo Dall’Aglio did not have an employment agreement with Kaleyra. Instead, in December 2019, the Board determined that Mr. Dall’Aglio will receive a base salary at an annual rate of €250,000, subject to increase from time to time as determined by the Board or its Compensation Committee, a monthly relocation allowance covering the period of time that Mr. Dall’Aglio is based in New York at the annual rate of €175,000, with payments ending on June 30, 2021, and that he is eligible to receive a bonus of 50% of his base salary based upon financial and operational objectives achievable within an applicable fiscal year as well as long-term equity-based awards. On June 2, 2021, Kaleyra entered into a formal written employment agreement with Mr. Dall’Aglio. Under the employment agreement, Mr. Dall’Aglio will receive a base salary at an annual rate of $300,000, subject to increase from time to time as determined by the Board or its Compensation Committee and he remains eligible to receive a bonus of 50% of his base salary based upon financial and operational objectives achievable within an applicable fiscal year as well as long-term equity-based awards.

Mr. Mauro Carobene and Kaleyra S.p.A. entered into an employment agreement, effective October 1, 2021 (the “Carobene Employment Agreement”), in connection with his appointment as Chief Business Officer. The

Carobene Employment Agreement is for an indefinite term. Under the Carobene Employment Agreement, Mr. Carobene is to be paid an annual base salary of €240,000, subject to adjustment, and will be eligible to receive variable compensation in the form of a discretionary annual performance, with an incentive target amount of 50% of his then-applicable annual base salary, which is subject to the achievement of certain individual performance targets and company results, which will be payable in cash, shares or other form as determined by Kaleyra S.p.A.

The employment agreements with Mr. Calogero, Mr. Dall’Aglio and Mr. Carobene are discussed in more detail below under the caption “Employment Arrangements with Named Executive Officers.”

Furthermore, base salaries will be reviewed annually by the Compensation Committee to the extent recommended upon advice and counsel of its advisors, and any increases are expected to be similar in scope to Kaleyra’s overall corporate salary increase, if any. For comparison purposes, Kaleyra has utilized compensation survey data from Compensia and the peer company proxy filings. Kaleyra’s philosophy is to target the named executive officer base salaries to be in the range between the median up to the 75th percentile of salaries for executives in equivalent positions at comparable companies. Kaleyra believes targeting the named executive officer salaries to be in the range between the median up to the 75th percentile of salaries relative to comparable companies reflects Kaleyra’s best efforts to ensure it is neither overpaying nor underpaying its named executive officers.

On May 4, 2022, the Board, upon recommendation by the Compensation Committee, approved a market adjustment increase to the base salary payable to Messrs. Calogero and Dall’Aglio, by 4.4% and 5% of base salary, respectively, in each case, effective as of April 1, 2022. After the base salary increase, Messrs. Calogero’s and Dall’Aglio’s base salaries are $470,000 and $315,000, respectively.

Annual Bonuses

Kaleyra uses annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives and key results achievable within the applicable fiscal year. Near the beginning of each year, the Compensation Committee selects the performance targets, or Objectives and Key Results (“OKR”) or other bonus performance objectives of Kaleyra, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers. Following the end of each year, the Compensation Committee will determine the extent to which the OKR or other performance objectives were achieved and the amount of the award that is payable to the named executive officers. In addition, on occasion, and at the sole discretion of the Board or the Compensation Committee, Kaleyra may grant special achievement bonuses to the named executive officers and others in recognition of a special event or achievement that has significantly improved the performance, strength or nature of Kaleyra and its business.

On April 15, 2022, Kaleyra granted a special achievement bonus to Dr. Avi Katz, the Executive Chairman of the Board, Mr. Calogero and Mr. Dall’Aglio to reward these individuals for their extraordinary efforts during Kaleyra’s acquisitions of both the mGage business of Vivial, Inc. and Bandyer Srl, each as previously reported by Kaleyra on its Current Reports on Form 8-K. These bonuses to each of these individuals were paid with a combination of cash and restricted stock units (“RSUs”), which RSUs fully vested on May 1, 2022.

Equity-Based Awards

Kaleyra uses equity-based awards issued pursuant to its 2019 Equity Incentive Plan (the “EIP”) to reward long-term performance of the named executive officers. Kaleyra believes that providing a meaningful portion of the total compensation package in the form of equity-based awards aligns the incentives of its named executive officers with the interests of its stockholders and serves to motivate and retain the individual named executive officers. Any awards would be made in accordance with the executive compensation program discussed above. Kaleyra is currently using RSUs to encourage long term performance.

On June 21, 2022, the Board, upon recommendation by the Compensation Committee, approved a change to the Company’s standard vesting dates applicable to its equity awards, including restricted stock units that were previously approved by the Board. The Committee’s proposal originated in order to address certain issues that have arisen from using the Company’s prior standard vesting dates (February 1, May 1, August 1 and November 1 of each year), which disrupted the administration of the equity program, including using shares of stock to cover tax liabilities associated with the settlement of restricted stock units. Accordingly, the Board approved revised vesting dates—February 20, May 20, August 20 and November 20 of each year—that apply to all Company equity awards that (i) were then currently outstanding and unvested and (ii) are granted from and after the date of approval, unless otherwise determined by the Board at the time of grant of the applicable equity award.

Other Compensation

Kaleyra maintains various employee benefit plans, including medical, dental, life insurance and defined benefit plans, granted to Italian and Indian employees, and 401(k) plans, in which the named executive officers will participate. It also provides certain perquisites to its named executive officers, subject to the Compensation Committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer, the chief financial officer, the three other most highly paid executive officers of a publicly traded corporation, and anyone previously subject to Section 162(m) for any taxable year beginning after December 31, 2016. It is the policy of Kaleyra to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the post-combination company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and Kaleyra may do so.

Director Compensation

Kaleyra’s Compensation Committee recommends the annual compensation to be paid to the members of its Board, and the Board approves such compensation. The non-employee Board members receive both cash compensation and grants of RSUs. The RSUs granted to the non-employee Board members immediately vest, (i) upon termination by the Board as a member other than for Cause (as such term is defined in the RSU grants), (ii) the decision of the Board not to re-nominate a member for election to the Board (if applicable) other than for Cause, (iii) a Board member’s Disability (as defined in the EIP), (iv) a Board member’s death or (v) in the event of a Change of Control (as defined in the EIP) of Kaleyra. In September 2021, the Board determined that for any non-employee Board member who has served on the Board for at least three years during any period after November 25, 2019, and who either resigns from the Board or chooses not to stand for reelection as a member of the Board and as a result, separates from service with Kaleyra, 100% of the then unvested portion of any RSUs held by such non-employee director will also immediately become fully vested upon the date of such separation from service.

Following are the tabular disclosures of Kaleyra’s executive officer and director compensation:

Summary Compensation Table

The table below sets forth the annual compensation levels of our NEOs, which, as an emerging growth company, consist of the principal executive officer who serves as Chief Executive of Kaleyra and the two next most highly compensated officers. The compensation totals and individual amounts reflect the compensation of such officers by Kaleyra as of December 31, 2020 and December 21, 2021, and not fiscal year 2022.

Name and Principal Position (1)	Year	Base Salary ($) (1)	Bonus ($) (2)	RSUs Awards ($) (3)	All Other Compensation ($)		Total ($)
Dario Calogero	2021	$472,956	$497,472	$3,025,062	$467,350	(4)	$4,462,840
President and Chief Executive Officer	2020	453,976	—	—	454,699	(4)	908,675

Giacomo Dall’Aglio	2021	297,799	500,000	2,004,570	165,000	(5)	2,967,369
EVP and Chief Financial Officer	2020	293,538	85,494	—	289,465	(5)	668,497

Mauro Carobene (6)	2021	66,748	—	1,356,397	22,810	(7)	1,445,955
Chief Business Officer

(1)

For fiscal year 2021 and 2020, all employees are paid in local currency. The salaries paid in euros have been converted to U.S. dollars for purpose of presentation in this table. An exchange rate of 1.182391 was used for 2021 and is based on the average exchange rate for the year ended December 31, 2021. An exchange rate of 1.139914 was used for 2020 and is based on the average exchange rate for the year ended December 31, 2020.

(2)

For fiscal year 2021 and 2020, all amounts represent special bonuses that were paid in that fiscal year. The bonuses paid in euros have been converted to U.S. dollars for purposes of presentation in this table. An exchange rate of 1.182391 was used for 2021 and is based on the average exchange rate for the year ended December 31, 2021. An exchange rate of 1.139914 was used for 2020 and is based on the average exchange rate for the year ended December 31, 2020.

(3)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(4)

Other Compensation for Mr. Calogero includes $413,837 (€350,000) for 2021 and $398,970 (€350,000) for 2020 as an annual relocation bonus for his temporary relocation to New York, New York from Milan, Italy, paid in equal monthly installments in 2021 and in 2020. Mr. Calogero also received benefits in the amount of $27,806 (€23,517) for 2021 and $31,015 for 2020 for company-paid contributions to the pension plan and benefits in the amount of $2,334 (€1,974) for 2021 for a company provided car, net of reimbursement for personal usage percentage. Mr. Calogero also received benefits in the amount of $21,480 for health care insurance and $1,892 (€1,600) for life insurance benefits provided to managers of the Company. The amounts paid in euros have been converted to U.S. dollars for purposes of presentation in this table. An exchange rate of 1.182391 was used for 2021 and is based on the average exchange rate for the year ended December 31, 2021. An exchange rate of 1.139914 was used for 2020 and is based on the average exchange rate for the year ended December 31, 2020.

(5)

Other Compensation for 2021 for Mr. Dall’Aglio includes $103,459 (€87,500) as a relocation bonus for his temporary relocation to New York, New York from Milan, Italy through June 2021. Mr. Dall’Aglio also received benefits in the amount of $23,648 for health care insurance and $2,366 (€2,001) for life insurance benefits provided to managers within the Company. Kaleyra S.p.A. also contributed $35,527 (€30,047) on behalf of Mr. Dall’Aglio for company-paid contributions to the pension plan. This contribution is a mandatory contribution by Kaleyra S.p.A. on behalf of Mr. Dall’Aglio, and includes $4,369 (€3,695) for a private pension plan (Fondo di Previdenza Mario Negri). The amounts paid in euros have been converted to U.S. dollars for purposes of presentation in this table. An exchange rate of 1.182391 was used for 2021 and is based on the average exchange rate for the year ended December 31, 2021. Other Compensation for 2020 for Mr. Dall’Aglio includes $208,362 as a relocation bonus for his temporary relocation to New York, New York from Milan, Italy through July 2021. Mr. Dall’Aglio also received benefits in the amount of $29,656 for health care insurance, $5,712 (€5,011) for life insurance benefits provided to managers within the Company. Kaleyra S.p.A. also contributed $45,734 on behalf of Mr. Dall’Aglio for company-paid contributions to the pension plan. These amounts were paid both in euros and in U.S. dollars. This contribution is a mandatory contribution by Kaleyra S.p.A. on behalf of Mr. Dall’Aglio, and includes $9,789 (€8,588) for a private pension plan (Fondo di Previdenza Mario Negri). The amounts paid in euros have been converted to U.S. dollars for purposes of presentation in this table. An exchange rate of 1.139914 was used for 2020 and is based on the average exchange rate for the year ended December 31, 2020.
(6)	On November 3, 2021, the Board appointed Mauro Carobene as Kaleyra’s Chief Business Officer effective as of November 3, 2021, the base salary reported is that one recognized from that date.
(7)

Other Compensation for 2021 for Mr. Carobene includes benefits in the amount of $1,096 (€927) for health care insurance and $1,270 (€1,074) for life insurance benefits provided to managers within the Company. Kaleyra S.p.A. also contributed $20,444 (€17,290) on behalf of Mr. Carobene to the National Social Welfare Institution Pension Plan. This represents a mandatory contribution by Kaleyra S.p.A. on behalf of Mr. Carobene, and includes $2,741 (€2,319) for a private pension plan (Fondo di Previdenza Mario Negri). These amounts were paid in euros and have been converted to U.S. dollars for purposes of presentation in this table. An exchange rate of 1.182391 was used for 2021 and is based on the average exchange rate for the year ended December 31, 2021.

Name	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(1)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Dario Calogero	448,830	(2)	$4,605,491
Mauro Carobene	113,506	(3)	1,356,397
Giacomo Dall’Aglio	279,446	(4)	2,856,165

(1)

As noted above, in June 2022, the Company updated its standard vesting dates from February 1, May 1, August 1 and November 1 of each year to February 20, May 20, August 20 and November 20 of each year.

(2)

Consists of 255,391 RSUs which vest in nine quarterly installments beginning on February 1, 2022 and ending on February 20, 2024. 93,439 RSUs which vest in thirteen quarterly installments beginning on February 1, 2022 and ending on February 20, 2025. 100,000 RSUs which vested on May 1, 2022 provided that Kaleyra achieves in fiscal year 2021, certain total revenue and adjusted gross margin targets. The Company will withhold shares of common stock subject to the RSUs at the time of vesting for the purposes of satisfying any tax withholding obligations which arise in connection with the vesting of such RSUs issued to Mr. Calogero unless, at the discretion of the recipient of the RSU, the beneficiary chooses to remit cash to Kaleyra for its tax withholding obligation.

(3)

Consists of 113,506 RSUs which vest as follows: 25% of the RSUs will vest on November 20, 2022, and the remaining 75% will vest in twelve quarterly installments thereafter, beginning on February 20, 2023 and ending on November 20, 2025. Kaleyra will withhold shares of common stock subject to the RSUs at the time of vesting for the purposes of satisfying any tax withholding obligations which arise in connection with the vesting of such RSUs issued to Mr. Carobene unless, at the discretion of the recipient of the RSU, the beneficiary chooses to remit cash to Kaleyra for its tax withholding obligation.

(4)

Consists of 127,696 RSUs which vest in nine quarterly installments beginning on February 1, 2022 and ending on February 20, 2024. 48,750 RSUs which vest in thirteen quarterly installments beginning on February 1, 2022 and ending on February 20, 2025. 103,000 RSUs which vested on May 1, 2022 provided that Kaleyra achieves in fiscal year 2021, certain total revenue and adjusted gross margin targets. Kaleyra will withhold shares of common stock subject to the RSUs at the time of vesting for the purposes of satisfying any tax withholding obligations which arise in connection with the vesting of such RSUs issued to Mr. Dall’Aglio unless, at the discretion of the recipient of the RSU, the beneficiary chooses to remit cash to Kaleyra for its tax withholding obligation.

Employment Arrangements with Named Executive Officers

Employment Agreement with Dario Calogero

On March 13, 2020, Kaleyra entered into the Calogero Employment Agreement. The Calogero Employment Agreement is for a three-year period commencing on November 26, 2019, which automatically renews for additional three year periods unless either party gives notice of non-renewal to the other at least 90 days prior to the end of the then-current term. It provides that Mr. Calogero shall serve as the Chief Executive Officer of Kaleyra and its subsidiaries, with services to be provided both in New York, New York and in Milan, Italy. The Calogero Employment Agreement provides that Mr. Calogero will receive a base salary at an annual rate of $450,000, subject to increase from time to time as determined by the Board or its Compensation Committee, as well as that he shall be eligible to receive an annual bonus and long-term equity-based awards. The target bonus opportunity for Mr. Calogero is 100% of his base salary (the “Calogero Annual Target Bonus”), and at the discretion of the Board, he may also be granted a special achievement bonus in recognition of a special event or achievement that has significantly improved the performance, strength or nature of Kaleyra and its business. Payment of a bonus based upon the Calogero Annual Target Bonus shall be done after the Compensation Committee has determined in its sole and absolute discretion whether Mr. Calogero’s performance has achieved the OKR, or other performance objectives established for purposes of bonuses. Beginning in 2021, Mr. Calogero is also eligible to receive grants of long-term awards in the form of cash and/or equity awards under the EIP. The Calogero Employment Agreement also provides that Mr. Calogero is eligible to participate in the all employee benefit and insurance plans that Kaleyra maintains for similarly situated executives, and that he will receive a relocation allowance until such time as Mr. Calogero permanently relocates back to Italy of $400,000 per year.

In the event that Mr. Calogero’s employment is terminated for “cause” by Kaleyra or because he resigns without “good reason” (as such terms are defined in the Calogero Employment Agreement), then he will be paid his base salary for the period prior to the effective date of termination and any accrued but unused vacation time, unreimbursed expenses and other payments and benefits prior to such termination. If Kaleyra terminates Mr. Calogero’s employment without cause or he terminates his employment for good reason, then Mr. Calogero will receive additional payments from Kaleyra. If such termination is not within the two-year period following a Change in Control (as such term is defined in the Calogero Employment Agreement), then Mr. Calogero will receive, in addition to that which he would receive if his employment is terminated for cause, as a severance an amount equal to two times the sum of (1) his base salary, plus (2) an amount equal to the Calogero Annual Target Bonus, plus (3) a bonus for the year of termination, as well as (4) immediate vesting of any service-based vesting conditions applicable to long-term awards previously granted, provided that any performance-vesting conditions shall still apply. Mr. Calogero will also receive insurance coverage for two years. If such termination is within the two-year period following a Change in Control, then the severance amount shall be for three times, rather than two times, the sum of (1) his base salary, plus (2) an amount equal to the Calogero Annual Target Bonus. In addition, if Mr. Calogero’s employment terminates because he becomes disabled or he dies, then there shall be immediate vesting of any outstanding, unvested long-term awards, including any performance-based awards.

Employment Agreement with Giacomo Dall’Aglio

Prior to June 2021, as approved by the Board in December 2019, Mr. Dall’Aglio received a base salary at an annual rate of €250,000, subject to increase from time to time as determined by the Board or its Compensation Committee, a monthly relocation allowance covering the period of time that Mr. Dall’Aglio is based in New York at the annual rate of €175,000, with payments ending on June 30, 2021, and eligibility to receive a bonus of 50% of his base salary based upon financial and operational objectives achievable within an applicable fiscal year as well as long-term equity-based awards.

On March 13, 2020, Kaleyra entered into an amendment of awards with Mr. Dall’Aglio (the “Dall’Aglio Amendment of Awards”). The Dall’Aglio Amendment of Awards provides that if awards are assumed or substituted for an equivalent award by the successor corporation or a parent or subsidiary of such successor corporation, and if Mr. Dall’Aglio’s employment is terminated without “cause” by Kaleyra or due to his resignation for good reason (as such terms are defined in the Dall’Aglio Amendment of Awards) within the twelve months following a Covered Transaction (as such term is defined in the EIP), then one hundred percent of the remaining unvested awards issued to Mr. Dall’Aglio in accordance with the terms of the EIP, shall become vested and immediately exercisable if the award requires exercise, and one hundred percent of the remaining undelivered shares shall be delivered for such awards that are restricted stock units.

On June 2, 2021, Kaleyra entered into an employment agreement with Mr. Dall’Aglio (the “Dall’Aglio Employment Agreement”). The Dall’Aglio Employment Agreement, which is effective as of June 1, 2021, is for a three-year period which extends automatically for successive three-year periods unless either Kaleyra or Mr. Dall’Aglio give prior notice to the other party that it or he elects not to extend the employment relationship. The Dall’Aglio Employment Agreement provides that Mr. Dall’Aglio shall serve as EVP and Chief Financial Officer of Kaleyra and its subsidiaries, with services to be performed at Kaleyra’s headquarters in New York or such other location as might be mutually agreed. Under the Dall’Aglio Employment Agreement, Mr. Dall’Aglio will receive a base salary at an annual rate of $300,000, subject to increase from time to time as determined by the Board or its Compensation Committee. In addition, Mr. Dall’Aglio will be eligible to receive an annual bonus and long-term equity-based awards. The target bonus opportunity for Mr. Dall’Aglio is 50% of his base salary (the “Dall’Aglio Annual Target Bonus”), and at the discretion of the Board, Mr. Dall’Aglio may also be granted a special achievement bonus in recognition of a special event or achievement that has significantly improved the performance, strength or nature of Kaleyra and its business. Payment of a bonus based upon the Dall’Aglio Annual Target Bonus shall be made after the Compensation Committee has determined in its sole and absolute discretion whether Mr. Dall’Aglio’s performance has achieved the OKR, or other performance objectives established for purposes of bonuses. Beginning in 2021, Mr. Dall’Aglio is also eligible to receive grants of long-term awards in the form of cash and/or equity awards under the EIP. The Dall’Aglio Employment Agreement also provides that Mr. Dall’Aglio is eligible to participate in all of the employee benefit and insurance plans that Kaleyra maintains for similarly situated executives.

Either Kaleyra or Mr. Dall’Aglio may terminate the Dall’Aglio Employment Agreement at any time and for any reason. Kaleyra’s right to terminate Mr. Dall’Aglio’s employment is subject to its obligation to make certain severance payments and provide certain other benefits to Mr. Dall’Aglio, depending upon the circumstances under which the employment relationship is terminated. If Mr. Dall’Aglio’s employment is terminated by Kaleyra without “cause,” or Mr. Dall’Aglio resigns for “good reason,” in each case other than in connection with a “change in control” (each as defined in the Dall’Aglio Employment Agreement), Mr. Dall’Aglio will be entitled to receive (A) a lump sum cash payment equal to the sum of (i) his then-current base salary and (ii) the amount equal to 100% of his annual target bonus, (B) Mr. Dall’Aglio’s then-applicable target annual bonus for the year in which the termination occurred, (C) accelerated vesting of any service-based vesting conditions applicable on any outstanding long-term awards, (D) any other benefits Mr. Dall’Aglio is entitled to in accordance with the terms of any plan, arrangement or program maintained by Kaleyra, and (E) continued coverage under Kaleyra’s medical, dental, life and disability insurance for the shorter of (i) the one-year period following termination or (ii) the date on which Mr. Dall’Aglio obtains comparable coverage under a subsequent employer plan. If Mr. Dall’Aglio’s employment is terminated by Kaleyra without cause, or Mr. Dall’Aglio resigns for good reason, in each case within a one-year period following a change in control, then Mr. Dall’Aglio will be entitled to receive the same severance amounts as described above. The receipt of any severance is subject to Mr. Dall’Aglio’s signing a release of claims in favor of Kaleyra. Kaleyra is generally not obligated under the Dall’Aglio Employment Agreement to provide any severance payments if Mr. Dall’Aglio is terminated for cause or if Mr. Dall’Aglio resigns without good reason.

The Dall’Aglio Employment Agreement also contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-competition and non-solicitation covenants generally continue for a period of 12 months following the termination of employment.

As noted above, on May 4, 2022, the Board, upon recommendation by the Compensation Committee, approved a market adjustment increase to the base salary payable to Messrs. Calogero and Dall’Aglio, by 4.4% and 5% of base salary, respectively, in each case, effective as of April 1, 2022. After the base salary increase, Messrs. Calogero’s and Dall’Aglio’s base salaries are $470,000 and $315,000, respectively

Employment Agreement with Mauro Carobene

Mr. Carobene and Kaleyra S.p.A., entered into the Carobene Employment Agreement, effective October 1, 2021, in connection with his appointment as Chief Business Officer. Under the Carobene Employment Agreement, Mr. Carobene will be paid an annual base salary of €240,000, subject to adjustment, and will be eligible to receive variable compensation in the form of a discretionary annual performance and target bonus, with an incentive target amount of 50% of his then-applicable annual base salary, which is subject to the achievement of certain individual performance targets and company results, which will be payable in cash, shares or other form as determined by Kaleyra S.p.A. The Carobene Employment Agreement can be terminated by either party at any time during the six-month probationary period and thereafter in accordance with the notice periods applicable by local law. Any severance payment is payable in accordance with Article 8(8) of Legislative Decree no. 252 of December 5, 2005.

Director Compensation

The following table sets forth the compensation earned for services performed for us as a director by each member of our Board of Directors, other than any directors who are also our named executive officers, during the fiscal year ended December 31, 2021.

Name	Fees earned or paid in cash (1)	Stock Awards ($)	RSU Awards ($) (2)	Total
Dr. Avi S. Katz, Executive Chairman of the Board	$160,000	$—	$2,159,224	$2,319,224
Neil Miotto, Independent Director and Chairman of the Audit Committee	110,000	—	690,324	800,324
John Mikulsky, Independent Director and Chairman of the Compensation and Nominating and Corporate Governance Committees	105,000	—	690,324	795,324
Dr. Emilio Hirsch, Independent Director	65,000	—	690,324	755,324
Matteo Lodrini, Independent Director	75,000	—	690,324	765,324

(1)	All fees earned were paid out in fiscal year 2021.
(2)

The RSU awards amounts are based on the number of shares granted times the grant date fair value per share of $16.23 (February 10, 2021), $9.82 (August 4, 2021) and $9.50 (December 21, 2021). The RSU awards made to each of the directors on December 21, 2021 were at the election of each of the directors in lieu of cash retainers as provided for by the Company’s 2019 Equity Incentive Plan.

As of December 31, 2021, each current director, other than directors who are also our named executive officers, held the following outstanding restricted stock unit awards:

Name	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(1)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (6)
Dr. Avi S. Katz	297,859	(2)	$3,030,128
Neil Miotto	109,636	(3)	1,125,776
John Mikulsky	109,636	(3)	1,125,776
Matteo Lodrini	84,098	(4)	915,087
Dr. Emilio Hirsch	45,788	(5)	599,030

(1)

As noted above, in June 2022, the Company updated its standard vesting dates from February 1, May 1, August 1 and November 1 of each year to February 20, May 20, August 20 and November 20 of each year.

(2)	Consists of 127,696 RSUs which vest in nine quarterly installments beginning on February 1, 2022 and ending on February 20, 2024. 48,750 RSUs which vest in thirteen quarterly installments beginning on

February 1, 2022 and ending on February 20, 2025, 100,000 RSUs which vested on May 1, 2022 provided that Kaleyra achieves in fiscal year 2021, certain total revenue and adjusted gross margin targets and 21,413 RSUs which vest in four quarterly installments, beginning on February 1, 2022 and subsequently on May 1, 2022, August 20, 2022, and November 20, 2022.
(3)

Consists of 63,848 RSUs which vest in nine quarterly installments beginning on February 1, 2022 and ending on February 20, 2024. 24,375 RSUs which vest in thirteen quarterly installments beginning on February 1, 2022 and ending on February 20, 2025 and 21,413 RSUs which vest in four quarterly installments, beginning on February 1, 2022 and subsequently on May 1, 2022, August 20, 2022, and November 20, 2022.

(4)

Consists of 38,310 RSUs which vest in nine quarterly installments beginning on February 1, 2022 and ending on February 20, 2024. 24,375 RSUs which vest in thirteen quarterly installments beginning on February 1, 2022 and ending on February 20, 2025 and 21,413 RSUs which vest in four quarterly installments, beginning on February 1, 2022 and subsequently on May 1, 2022, August 20, 2022, and November 20, 2022.

(5)

Consists of 24,375 RSUs which vest in thirteen quarterly installments beginning on February 1, 2022 and ending on February 20, 2025 and 21,413 RSUs which vest in four quarterly installments, beginning on February 1, 2022 and subsequently on May 1, 2022, August 20, 2022, and November 20, 2022.

(6)	Amounts are based on number of shares not vested times the grant date fair value per share of $8.25, $16.23, $9.82 and $9.50.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

Kaleyra’s Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors (or the Audit Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Kaleyra or any of Kaleyra’s subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Kaleyra’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Kaleyra’s Audit Committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Kaleyra enters into such transactions. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Audit Committee with all material information concerning the transaction. Kaleyra also requires each of Kaleyra’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Notes Payable to the Sellers in the Business Combination

Pursuant to the terms of an amendment dated November 23, 2019 to the Stock Purchase Agreement for the “Business Combination, Kaleyra recognized the aggregate closing consideration to be paid to two of the sellers (Esse Effe, which is affiliated with one of our members of the Board, Mr. Hirsch, and Maya Investments Limited (“Maya”) which is affiliated with our Chief Executive Officer, Mr. Calogero) at the closing of the Business Combination (the “Aggregate Closing Consideration”) in the form of unsecured convertible promissory notes (the “Notes”) for a specified principal amount (the “Note Principal Amount”). Of these Notes, two of them were issued at the closing of the Business Combination as unsecured promissory notes to each of Esse Effe and Maya, two companies incorporated in Italy and the U.K., respectively, that are affiliated with members of our Board of Directors, in the amounts of $6.0 million and $1.5 million respectively, (the “Cash Consideration Notes”). Interest on the Cash Consideration Notes will accrue at a fixed interest rate equal to the one-year U.S. dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date, which is one and ninety-one hundredths percent (1.91%), plus a margin of one percent (1%) per annum. All interest on the Cash Consideration Notes was computed on the basis of a 365-day year and the actual number of days elapsed. The outstanding principal balance of the Cash Consideration Notes, plus all accrued and unpaid interest and fees due under the Cash Consideration Notes, shall, upon the receipt by Kaleyra, whether in a debt or equity financing event Kaleyra (which may include the receipt of cash from third parties with which Kaleyra has entered into forward share purchase agreements), of cash proceeds in an amount not less than $11.5 million (the “Financing Proceeds”), be due and payable no later than ten business days after Kaleyra receives the Financing Proceeds. As of June 30, 2021, the Business Combination Convertible Notes held by Esse Effe and Maya amounted to zero. On the fifteen-month anniversary of the Business Combination Date or February 25, 2021, the fifty percent (50%) of the previously outstanding amount of Business Combination Convertible Notes held by Esse Effe and

Maya was repaid, with a total of $3.0 million and $750,000 in principal and $176,000 and $44,000 in accrued interest being paid to Esse Effe and Maya, respectively, pursuant to the terms of the Notes. Under the terms of the Notes, the outstanding principal balance of the Notes, plus all accrued and unpaid interest and fees due, became due and payable, upon the receipt by Kaleyra of cash proceeds of an equity financing in an aggregate gross amount of $105.0 million or 8,400,000 shares of Kaleyra common stock at $12.50 per share issued to the PIPE investors in the private placement equity financing event immediately prior to the closing of the Business Combination of June 1, 2021. The principal amount of $3.8 million plus accrued interest of $84,000 for Notes held by Esse Effe and Maya was paid in full on June 2, 2021. Following the repayment, the Notes terminated pursuant to their terms and no amounts remained outstanding for such Notes.

Legal Services

During the years ended December 31, 2021 and 2020, Kaleyra S.p.A. purchased legal services by a partner of Studio Legale Chiomenti who is a family member of a key manager of Kaleyra S.p.A. Costs incurred by Kaleyra S.p.A. for the above legal services were $159,000 and $363,000 in the years ended December 31, 2021 and 2020, respectively.

Employee Relationships

Alessandra Levy, the spouse of Kaleyra’s Chief Executive Officer, Dario Calogero is an employee within the marketing team of Kaleyra S.p.A. Ms. Levy received salary and benefits in the amount of $245,000 and $237,000 for the years ended December 31, 2021 and 2020, respectively.

Pietro Calogero, the son of Kaleyra’s Chief Executive Officer, Dario Calogero is an employee within the marketing team of Kaleyra S.p.A. Mr. Calogero received salary and benefits in the amount of $55,000 and $35,000 for the years ended December 31, 2021 and 2020, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of common stock of Kaleyra by:

•	each person known to be the beneficial owner of more than 5% of the common stock of Kaleyra;

•	each of Kaleyra’s officers and directors; and

•	all executive officers and directors of Kaleyra as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days, or restricted stock units that will vest within 60 days. As of October 7, 2022 there were 45,031,553 shares of our common stock outstanding.

Unless otherwise indicated, Kaleyra believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of Kaleyra beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares	% of Class (2)
Esse Effe S.p.A. (3)	5,656,336	12.56%
EFFE PI Società Semplice (3)	5,749,440	12.77%
Maya Investments Limited (4)	5,336,081	11.85%
Dr. Avi S. Katz (5)	1,204,288	2.67%
Neil Miotto (6)	257,409	*
John Mikulsky	66,643	*
Dario Calogero	5,813,354	12.91%
Giacomo Dall’Aglio	201,855	*
Mauro Carobene	68,473	*
Matteo Lodrini	180,427	*
Nicola Junior Vitto	93,510	*
Geoffrey Grauer	29,278	*
Dr. Emilio Hirsch (3)	5,818,049	12.92%
All directors and executive officers (10 individuals) as a group	13,806,209	30.66%
MUST Asset Management Inc. (7)	3,567,733	8.42%
Lynrock Lake LP (8)	3,231,261	7.10%

*	Less than 1%.
(1)

Unless otherwise indicated, the business address of each of Dr. Avi S. Katz, Neil Miotto and John Mikulsky is 1731 Embarcadero Road, Suite 200, Palo Alto, CA 94303. The address for Esse Effe S.p.A. and EFFE PI Società Semplice is 41, Via Valeggio, Torino, Italy, 10129, Maya Investments Limited is Corso Di Porta Nuova 16, Milan, Italy, 20121 and the other individuals is c/o Kaleyra, Inc., 85 Broad Street, New York, NY 10004

(2)

Based on 45,031,553 shares of common stock outstanding on October 7, 2022. In accordance with SEC rules, percent of class as of October 7, 2022, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(3)

Esse Effe S.p.A is affiliated with EFFE PI Società Semplice (“EFFE PI”), which is affiliated with Dr. Emilio Hirsch who is a director of Kaleyra, and the shares are beneficially owned by EFFE PI and Mr. Hirsch.

(4)	Maya Investments Limited is affiliated with Dario Calogero and the shares are beneficially owned by Mr. Calogero who is the Chief Executive Officer and a director of Kaleyra.

(5)	Includes 158,989 shares of common stock underlying warrants that are currently exercisable.
(6)	Includes 17,666 shares of common stock underlying warrants that are currently exercisable.
(7)

Based on the Form 13F filed by MUST Asset Management Inc. as filed with the SEC on February 10, 2022. Eunmi Koo is reported as being a 50% shareholder of MUST Holdings Inc. and the chief executive officer of MUST Holdings Inc. Dooyong Kim is reported as being a 50% shareholder of MUST Holdings Inc. and the chief executive officer of MUST Asset Management Inc., a wholly-owned subsidiary of MUST Holdings Inc. The business address reported is 3F, Samsung SEI Tower, 39, Eonju-ro 30-gil, Gangnam-gu, Seoul, Republic of Korea.

(8)

Based on the Form 13G filed by Lynrock Lake LP with the SEC on February 14, 2022, Lynrock Lake Master Fund LP directly held 3,231,261 shares of common stock, which included 3,211,261 shares of common stock issuable upon conversion of the Company’s 6.125% Convertible Senior Note due 2026. Lynrock Lake LP is the investment manager of Lynrock Lake Master Fund LP, and pursuant to an investment management agreement, Lynrock Lake LP has been delegated full voting and investment power over securities of the Company held by Lynrock Lake Master Fund LP. Cynthia Paul, the Chief Investment Officer of Lynrock Lake LP and Sole Member of Lynrock Lake Partners LLC, the general partner of Lynrock Lake LP, may be deemed to exercise voting and investment power over securities of the Company held by Lynrock Lake Master Fund LP. The address of the foregoing entities is c/o Lynrock Lake LP, 2 International Drive, Suite 130, Rye Brook, NY 10573. The Information set forth in Part II of this Form 10-K under caption “Equity Compensation Plan Information” is incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange requires our management team and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the fiscal year ended December 31, 2021 there was one delinquent filer. The distributions made by each of GigAcquisitions, LLC and GigFounders, LLC on December 1, 2020, for which Neil Miotto was deemed a beneficial owner, were not made by Mr. Miotto until July 2, 2021. They were timely made by Dr. Avi Katz, who was deemed the other beneficial owner of GigAcquisitions, LLC and GigFounders, LLC.

STOCKHOLDER PROPOSALS OR NOMINATIONS

TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our proxy statement for the 2023 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Secretary at our principal executive offices no later than the close of business on June 27, 2023 (120 days prior to the anniversary of this year’s mailing date). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Corporate Governance committee, see the “Corporate Governance” section of this Proxy Statement.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2023 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2023 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2022 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2023 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the 2022 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Kaleyra stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, Annual Report, or Proxy Statement mailed to you, please submit a request to our Corporate Secretary, or call ICR, Inc. at (203-682-8299), and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact ICR, Inc. at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the Board of Directors

/s/ Dr. Avi S. Katz

Dr. Avi S. Katz

Chairman of the Board and Secretary

October 21, 2022

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

KALEYRA, INC.	Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on November 21, 2022.

INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –

If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend;

https://www.cstproxy.com/kaleyra/2022

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, AND 3.

1.	Election of Directors	FOR all Nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left	3.	Ratification of independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	(1) Dario Calogero (2) Dr. Avi S. Katz	☐	☐	4.	To address such other matters as may properly come before the 2022 annual meeting or any adjournment or postponement thereof.

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

2.	An advisory vote regarding the approval of compensation paid to our named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

CONTROL NUMBER

Signature Signature, if held jointly Date , 2022
Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held November 22, 2022.

To view the 2022 Proxy Statement, 2022 Annual Report and to

Attend the Annual Meeting, please go to:

https://www.cstproxy.com/kaleyra/2022

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KALEYRA, INC.

The undersigned appoints Dario Calogero and Dr. Avi S. Katz, and each of them as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Kaleyra, Inc. held of record by the undersigned at the close of business on October 7, 2022 at the Annual Meeting of Stockholders of Kaleyra, Inc. to be held on November 22, 2022, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMES AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)